Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CHARDAN GLOBAL ACQUISITION 2 CORP.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Chardan Global Acquisition 2 Corp., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST. The name of this corporation is Chardan Global Acquisition 2 Corp. (the “Corporation”).

SECOND. The Certificate of Incorporation of the Corporation is hereby amended by striking the FIRST article in its entirety and inserting in lieu thereof the following:

FIRST. The name of this corporation (the “Corporation”) shall be:

Chardan NexTech Acquisition Corp.

THIRD. This amendment to the Certificate of Incorporation was adopted and declared advisable by written consent of the sole member of the Board of Directors as of January 22, 2021 pursuant to Section 141 of the General Corporation Law of the State of Delaware. In the same written consent, it was directed that the amendment be submitted to a vote of the stockholders.

FOURTH. This amendment to the Certificate of Incorporation was adopted by unanimous written consent of the stockholders as of January 22, 2021 pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Chardan Global Acquisition 2 Corp. has caused this certificate to be signed by Jonas Grossman, its Chief Executive Officer, this 22nd day of January 2021.

/s/ Jonas Grossman
Name: Jonas Grossman
Title: Chief Executive Officer